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                                                     UNITED STATES                                          OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:         3235-0058
                                                                                                    Expires:       March 31, 2006
                                                                                                    Estimated average burden
                                                      FORM 12b-25                                   hours per response ..... 2.50
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                                             NOTIFICATION OF LATE FILING                                    SEC FILE NUMBER
                                                                                                               000-21279
(Check One):                                                                                        -----------------------------
                                                                                                    -----------------------------
 | | Form 10-K and Form 10-KSB |_| Form 20-F |_| Form 11-K |X| Form 10-Q and Form 10-QSB                     CUSIP NUMBER
                                       |_| Form N-SAR
                                                                                                                00387L106
     For Period Ended:   March 31, 2005                                                             -----------------------------
                       -------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: _______________________________________________________________________

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                            Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant

     Absolute Waste Services, Inc.
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Former Name if Applicable


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Address of Principal Executive Office (Street and Number)

     141 West Jackson Boulevard, Suite 2182
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City, State and Zip Code

     Chicago, Illinois  60604
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                                   PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

   [X]    (b) The subject annual report, semi-annual report or transition report on Form 10-K, Form 10-KSB,
              Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's  statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                            PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR,
or the transition report or portion thereof, could not be filed within the prescribed period.

          The Registrant is unable, without unreasonable effort and expense, to file its
          Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005 on a timely basis. The Registrant is in the process of preparing its periodic reports for all of the periods following the quarter ended June 30, 2003. The Registrant's
          Form 10-QSB is due to be filed with the SEC on May 16, 2005, and the Registrant intends to file the Form 10-QSB and all of its other periodic reports with the
          SEC by May 23, 2005.




                                                                           (Attach Extra Sheets if Needed)


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                                                                                                              SEC 1344 (3/06)

                                                  PART IV--OTHER INFORMATION

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(1) Name and telephone number of person to contact in regard to this notification

Thomas Duszynski, Chief Financial Officer                      312                                       427-5457
-----------------------------------------              ---------------------                         ----------------
                (Name)                                      (Area Code)                             (Telephone Number)

(2) Have all other periodic reports required under Section  13 or 15(d) of  the Securities Exchange Act of
    1934 or Section 30  of the  Investment  Company Act of 1940 during the preceding 12 months or for such shorter  period that  the  registrant was required to file such report(s) been filed? If answer is no,
    identify report(s).                                                                                       [ ] Yes  [X] No

The Registrant has not filed periodic reports since its Form 10-QSB for the quarter ended June 30, 2003.
The Registrant intends to file the Form 10-QSB and all of its other periodic reports with the SEC by
May 23, 2005.


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings  statements to be included in the subject
    report or portion thereof?                                                                                [ ] Yes  [X] No

    If so, attach an explanation of the anticipated  change,  both narratively and  quantitatively,  and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



====================================================================================================================================

                                                    Absolute Waste Services, Inc
                                             ------------------------------------------
                                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:        May 12, 2005                                                        By:  /s/  Thomas Duszynski
       ---------------------------                                                  ----------------------------------------
                                                                                           Thomas Duszynski
                                                                                           Chief Financial Officer

INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized  representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's  authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------------------------------- ATTENTION --------------------------------------------------------------
             Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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